                                                                     Exhibit 2.0

                                VOTING AGREEMENT

                                                               February 22, 2000

TO: ALCATEL

Dear Sirs,

     RE:   PLAN OF ARRANGEMENT INVOLVING NEWBRIDGE CORPORATION

     In consideration of ALCATEL ("ALCATEL") entering into a merger agreement dated the date hereof with, and agreeing to participate in the plan of arrangement involving, NEWBRIDGE NETWORKS CORPORATION ("NEWBRIDGE") (the "TRANSACTION"), this letter agreement sets out the terms on which Terence Matthews and his associated corporations referred to herein (each, a "SHAREHOLDER" and collectively, the "SHAREHOLDERS") undertake to take certain actions and do certain things in respect of the Transaction.

     The terms of the Transaction are summarized in the Merger Agreement dated February 22, 2000 between ALCATEL and NEWBRIDGE (the "MERGER AGREEMENT"), and capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

1. Each of the Shareholders hereby represents and warrants to you (and acknowledges that you are relying upon such representations and warranties):

      (a) that the common shares in the capital of NEWBRIDGE and the options to acquire the common shares in the capital of NEWBRIDGE (the "SHARES" and the "OPTIONS", respectively) set forth on Annex I include all Shares and Options held of record, owned by, or for which voting or dispositive power is granted to, any relative, trust or other affiliate of Shareholder of which Shareholder has or shares any voting power or power of disposition. Except as described on
           Schedule 1(a), Shareholder is the record and beneficial owner, has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the Shares and the Options set forth on Annex I attributable to such Shareholder. Shareholder has good and marketable title to the Shares, free and clear of all liens, pledges, mortgages and encumbrances, except as set forth on Schedule 1(a) hereto. As to any Shares that Shareholder indicates he/it does not have such sole powers, the Shareholders shall use their reasonable best efforts to cause all of his/its obligations under this Agreement to be complied with by any person having such powers. Other than the Shares and Options set forth on Annex I no common shares or securities of NEWBRIDGE are beneficially owned or controlled directly or indirectly by any Shareholder;

      (b) that Shareholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Shareholder, and, assuming the due authorization, execution and delivery by ALCATEL, this Agreement constitutes the legal, valid and binding obligation of Shareholder, enforceable in accordance with its terms;

      (c) neither the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby nor the compliance by Shareholder with any of the provisions hereof shall (i) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, contract, license, agreement, lease, permit or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of his/its properties or assets (including the Shares and the Options) may be bound, except as may be set forth in existing option agreements, (ii) require on the part of Shareholder any filing with, or permit, authorization, consent or approval of, any Governmental Entity, or (iii) violate any order, writ, injunction, decree, judgment, or Law applicable to Shareholder or any of his/its properties or assets, excluding from the foregoing such violations, breaches, defaults or failures to make any filing or to obtain any permit, authorization, consent or approval which would not, individually or in the aggregate, impair the ability of Shareholder to consummate the transactions contemplated hereby; and

      (d) that there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or, to the knowledge of any Shareholder, threatened against Shareholder or any of its respective properties or any of its respective officers or directors, in the case of a corporate entity (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Shareholder's ability to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against Shareholder or, to the knowledge of any Shareholder, any of its respective directors or officers, in the case of a corporate entity (in their capacities as such) that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a material adverse effect on Shareholder's ability to consummate the transactions contemplated by this Agreement.

2. Each Shareholder hereby represents and warrants to you and covenants with you that between the date of this Agreement and the earlier of (i) the date of termination of the Merger Agreement in accordance with its terms, and (ii) the effective date of the Transaction (such earlier date being the "EXPIRY DATE"), no Shareholder shall (A) sell, transfer, gift, assign, pledge, hypothecate, encumber or otherwise dispose of any of the Shares, Options or any common shares of Newbridge arising from the exercise of the Options (the "ADDITIONAL SHARES"), or enter into any agreement, arrangement or understanding in connection therewith, without having first obtained the prior written consent of ALCATEL, or (B) grant any proxies or powers of attorney, deposit any Shares, Options or Additional Shares (collectively, the "OWNED SECURITIES") into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Owned Securities; provided, however, that (I) up to a maximum of 1,000,000 Shares in the aggregate (less one half the number of any Shares pledged as described in (II)) may be sold by the Shareholders, (II) up to a maximum of 2,000,000 Shares (less two times the number of Shares sold as described in (I)) may be pledged or hypocated to a bona fide lender to secure a loan (so long as such loan agreement provides that such Shareholder may vote such pledged Shares), and (III) the Owned Securities may be transferred to affiliates of the Shareholders to facilitate any transaction effected in accordance with Section 4.11 of the Merger Agreement, provided that any NEWBRIDGE shares obtained by the Shareholders in connection with such transaction shall be subject to the terms hereof. None of the provisions of this Agreement shall apply to any of the secured parties described in
     Schedule 1(a) or who may become secured parties pursuant to this Section 2(II) that realize on their security interest in such pledged or hypothecated Shares.

3.   The Shareholders hereby undertake, until the Expiry Date:

      (a) to vote (or cause to be voted) all the Shares, the Additional Shares and the Options at any meeting of the shareholders of NEWBRIDGE, and in any action by written consent of the shareholders of NEWBRIDGE (i) in favour of the approval, consent, ratification and adoption of the Transaction (and any actions required in furtherance thereof); or (ii) against any action that would impede, interfere, or discourage the Transaction (excluding for greater certainty, a Superior Proposal), and against any action that would result in any breach of any representation, warranty or covenant in the Merger Agreement. Upon the request or direction of ALCATEL, the Shareholders shall execute a proxy in respect of any such resolution, and shall have the Owned Securities counted or not counted as part of a quorum in connection with any Newbridge shareholders meeting relating to matters set forth in Section 3(a)(ii).

      (b) the Shareholders shall not without the prior written consent of ALCATEL requisition or join in the requisition of any meeting of the shareholders of NEWBRIDGE for the purpose of considering any resolution;

      (c) for greater certainty, in connection with any matter referred to in Section 3(a)(ii), the Shareholders shall consult with ALCATEL prior to exercising any voting rights attached to the Shares, the Additional Shares or the Options and shall exercise or procure the exercise of such voting rights as ALCATEL shall instruct, including without limitation the delivery to ALCATEL, upon its request or direction, of a proxy in respect of any such resolution; and

      (d) each Shareholder shall use its best efforts not to default, or take or omit to take any action which could reasonably be expected to cause a default, under those loans or other arrangements to which such Shareholder is subject that are described in Schedule 1(a) hereto or as permitted pursuant to Section 2 hereof.

4. Each Shareholder (in the case of Terence Matthews in his capacity as a shareholder and not as a director of NEWBRIDGE) agrees that, until the Expiry Date, such Shareholder will not, directly or indirectly, negotiate with, solicit, initiate or encourage submission of proposals or offers from, or provide information to, any other person, entity or group relating to an Acquisition Proposal.

5.   The Shareholders hereby irrevocably agree:

      (a) to details of this Agreement being set out in any information circular produced by NEWBRIDGE and/or ALCATEL in connection with the Transaction; and

      (b) to this Agreement being available for inspection until the Expiry Date.

6. Wesley Clover Corporation and Terence Matthews shall cause Kanata Research Park Corporation ("Kanata"), as soon as reasonably possible and in any event prior to the closing of the Transaction but conditional upon such closing, to have waived all of its rights to terminate any leases to which NEWBRIDGE or any subsidiary is a party as a result of the Transaction or any other pre-existing conditions or liabilities whatsoever prior to the date hereof, and to have entered into an agreement to enable NEWBRIDGE or its subsidiaries at their respective option to extend such leases for up to two periods of up to five years each on the same terms (except as to renewal) and at agreed or arbitrated fair market value rents, subject only to applicable laws and to require NEWBRIDGE or the relevant subsidiary to give Kanata at least nine months notice if it does not intend to extend any such lease.

7. Notwithstanding Section 3(a), the Shareholders shall not be bound to vote in favour of, or grant ALCATEL a proxy on the Owned Securities to vote for, the Transaction in the event that, at the time of the NEWBRIDGE Meeting, the tax laws of Canada shall have been amended, or proposed for amendment by the Minister of Finance, in such a manner that tax deferral for the Transaction would not be available via the use of exchangeable shares as is proposed under the Merger Agreement.

8. I, Terence Matthews, shall cause 3090-8081 Quebec Inc. to enter into this Agreement as soon as practicable.

9. I, Terence Matthews, agree and confirm that I am bound by the terms of a Non-Competition Agreement with NEWBRIDGE dated October 14, 1987.

10. Any date, time or period referred to in this Agreement shall be of the essence except to the extent to which ALCATEL and the Shareholders agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

11. The Shareholders agree that monetary damages would not be an adequate remedy for any loss incurred by reason of a breach of this Agreement by any of them and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

12.  The Shareholders agree and confirm that:

      (a) any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders and ALCATEL or in the case of a waiver, by the party against whom the waiver is to be effective; and

      (b) no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise.

13. In consideration of the Shareholders entering into this Agreement effective upon the closing of the Transaction, ALCATEL shall be obligated to reimburse the Shareholders for his/its reasonable out-of-pocket expenses, including legal, accounting and financial advisory fees, incurred in connection with the Transaction, but not in excess of CAN $200,000.

14.  The parties agree as follows:

      (a) As soon as practicable, but in any event no later than the date upon which ALCATEL files with the SEC the Form F-3 pursuant to
           Section 2.7(5) of the Merger Agreement, ALCATEL shall file a "shelf" registration statement pursuant to Rule 415 of the 1933 Act (the "Registration Statement"), with respect to the resale of all of the ALCATEL securities initially issuable upon exchange of the Exchangeable Shares, including, without limitation, the ALCATEL ADSs, to be issued to the Shareholders pursuant to the Merger Agreement (together with any securities of ALCATEL initially issued or issuable with respect to the Exchangeable Shares received by the undersigned in connection with the Transaction by way of a dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, collectively, the "Registrable Securities"). ALCATEL shall use its reasonable efforts to (i) have the Registration Statement declared effective on or before the Effective Date, and
           (ii) to keep the Registration Statement continuously effective from the date such Registration Statement is declared effective until the Termination Date (as defined below).

      (b) ALCATEL and the Shareholders shall each indemnify the other consistent with indemnification granted by issuers and selling shareholders for "shelf" registration statements.

      (c) ALCATEL shall pay all costs, fees and expenses incident to ALCATEL's performance of or compliance with this Section 14, including, without limitation, all registration, filing, and NASD fees and all fees and expenses incurred in connection with compliance with state securities or blue sky laws (but excluding any underwriting commissions, fees or expenses) and with respect to any supplements or amendments to the Registration Statement, whether the Registration Statement becomes effective and whether all, none or some of the Registrable Securities are sold pursuant to the Registration Statement.

      (d) The "Termination Date" means the earlier of the first date on which the Registrable Securities may be distributed to the public by the undersigned pursuant to Rule 144(k) or such date on which the

           Shareholders are no longer "affiliates" of ALCATEL under the Securities Act and subject to Rule 145.

15. The Shareholders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under Section 14. ALCATEL agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of Section 14 and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

16. The provisions of this Agreement constitute legal, valid and binding obligations of ALCATEL, enforceable against it in accordance with its terms.

17. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, facsimile, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at their addresses as specified in Annex II hereto.

18. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

19. The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto, except that ALCATEL may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement to an affiliate without reducing its own obligations hereunder without the consent of the Shareholder.

20. This Agreement is governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein. All actions and proceedings arising out of and relating to this Agreement shall be heard and determined exclusively in the courts of the Province of Ontario. Notwithstanding the foregoing, Section 15 of this Agreement shall be governed by the laws of the State of Delaware without regard to any applicable conflicts of law.

21. ALCATEL shall permit NEWBRIDGE to arrange for a "safe income tuck-in" transaction (the "Tuck-in") or, if a Tuck-in does not achieve the objective of crystallizing the "safe income" or results in other material adverse tax consequences to the Shareholders, another form of safe income crystallisation transaction, with one or more Shareholders, provided that:

      (a)  only one form of transaction will be required;

      (b) such transaction is to be completed in accordance with applicable Laws prior to the Effective Date;

      (c) such transaction (other than a Tuck-in) must be accomplished in a manner that does not entail any material cost, expense, obligation or liability (and for this purpose $2,500,000 in the aggregate shall be deemed not to be material), or any delay in completing the Arrangement, to NEWBRIDGE or their respective subsidiaries or shareholders (including to NEWBRIDGE's non-participating shareholders); and

      (d) such transaction and its terms and conditions must be satisfactory to ALCATEL, acting reasonably (limited to, in the case of a Tuck-in, its effect on NEWBRIDGE or its shareholders).

     In the event that such transaction or its terms and conditions are not satisfactory to ALCATEL, acting reasonably, or the Ontario Securities Commission refuses to grant any relief required in connection with any such transaction, ALCATEL will use its reasonable best efforts, for a period not to exceed 15 Business Days to assist NEWBRIDGE and the Shareholders in structuring such a transaction in a manner satisfactory to ALCATEL, acting reasonably. The parties acknowledge that ALCATEL will require, without limitation, that the Arrangement and related matters (after taking into account any transaction described herein) be poolable under French GAAP and not objectionable to the COB or the PSE, and that a Tuck-in does not adversely affect these pooling and COB/PSE issues. In the event that no such transaction is satisfactory to ALCATEL, acting reasonably, where it used its reasonable best efforts as aforesaid, this shall not affect the completion of the Arrangement or this Agreement.

     This Voting Agreement has been agreed and accepted this 22nd day of February, 2000.

ALCATEL


Per: /s/ Serge Tchuruk
    -----------------------------------

Name: Serge Tchuruk
     ----------------------------------


/s/ Terence Matthews
---------------------------------------
Terence Matthews


WESLEY CLOVER CORPORATION


Per: /s/ Terence Matthews
    -----------------------------------

Name: Terence Matthews
     ----------------------------------


3090-8081 QUEBEC INC.


Per:
    -----------------------------------

Name:
     ----------------------------------

2874806 CANADA INC.


Per: /s/ Terence Matthews
    -----------------------------------

Name: Terence Matthews
     ----------------------------------

2985314 CANADA INC.


Per: /s/ Terence Matthews
    -----------------------------------

Name: Terence Matthews
     ----------------------------------

                                     ANNEX I



SHARES
------
Terence Matthews                4,974,000
Wesley Clover Corporation      32,379,153
3090-8081 Quebec Inc.             595,000
2874806 Canada Inc.             1,745,920
2985314 Canada Inc.                16,835


OPTIONS
-------
None

                                    ANNEX II



ADDRESS
-------
Alcatel
54, Rue de La Boetie
75008 Paris France
Attention:  General Counsel
Telecopier No.:  011-331-4076-1435

Terence Matthews
[to be provided]

Wesley Clover Corporation
[to be provided]

3090-8081 Quebec Inc.
[to be provided]

2874806 Canada Inc.
[to be provided]

2985314 Canada Inc.
[to be provided]

                                 SCHEDULE 1(a)


(i) 3,002,724 Shares owned by Terence Matthews are pledged to Barclays Bank as security;

(ii) 100,000 Shares owned by Terence Matthews are pledged to Royal Bank as security;

(iii)13,686,773 Shares owned by Wesley Clover Corporation are pledged to Royal Bank as security.

     This security varies according to a formula based on the outstanding indebtedness to the Bank and market price of the shares;

(iv) 16,000 Shares owned by Wesley Clover Corporation are pledged to Bank of Wales as security;

(v) 2,245,602 Shares owned by Wesley Clover Corporation are pledged to Alex Brown & Sons as security; and

(vi) 50,000 Shares owned by 3090-8081 Quebec Inc. are pledged to National
     Trust.

                       AMENDMENT NO. 1 TO VOTING AGREEMENT

         Amendment No. 1 to that certain Voting Agreement dated February 22, 2000 (the "Voting Agreement") among Alcatel, Terence Matthews, Wesley Clover Corporation, 3090-8081 Quebec Inc., 2874806 Canada Inc. and 2985314 Canada Inc.

         The parties agree as follows:

         1. Section 14(d) of the Voting Agreement is hereby amended and replaced in its entirety with the following:

                  (d) The "Termination Date" means the earlier of (i) the first date on which all of the Registrable Securities may be distributed to the public by the Shareholders pursuant to Rule 144(k) (or similar successor provision) under the United States Securities Act of 1933, as amended ("1933 Act"); or (ii) the date which is not less than one year from the Effective Date, provided that on such date, the Shareholders are not "affiliates" of Alcatel, as determined by a written opinion of counsel provided by Alcatel acceptable to the Shareholders, acting reasonably, and Alcatel meets the requirements of paragraph (c) of Rule 144 (or similar successor provision) under the 1933 Act.

         2. Section 20 of the Voting Agreement is hereby amended and replaced in its entirety with the following:

                  This Agreement is governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein. All actions and proceedings arising out of and relating to this Agreement shall be heard and determined exclusively in the courts of the Province of Ontario. Notwithstanding the foregoing, Sections 14 and 15 of this Agreement shall be governed by the laws of the State of New York without regard to any applicable conflicts of laws.

         3. Except as amended hereby, the Voting Agreement shall remain in full force and effect.

                                  [END OF TEXT]

         This Amendment No. 1 to the Voting Agreement has been agreed and accepted this 3rd day of March, 2000.


                                              ALCATEL


                                              Per:  /s/ Jean-Pierre Halbron
                                                    -----------------------

                                              Name: Jean-Pierre Halbron
                                                    -------------------


                                                    /s/ Terence Matthews
                                                    --------------------
                                          Terence Matthews, individually


                                              WESLEY CLOVER CORPORATION


                                              Per:  /s/ Terence Matthews
                                                    --------------------

                                              Name: Terence Matthews
                                                    ----------------


                                              3090-8081 QUEBEC INC.


                                              Per:
                                                     -----------------
                                              Name:
                                                     -----------------



                                              2874806 CANADA INC.

                                              Per:  /s/ Terence Matthews
                                                    --------------------

                                              Name: Terence Matthews
                                                    ----------------

                                              2985314 CANADA INC.

                                              Per:  /s/ Terence Matthews
                                                    --------------------

                                              Name: Terence Matthews
                                                    ----------------